As filed with the Securities and Exchange Commission on February 9, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
HYTHIAM, INC.
(Exact name of registrant as specified in its charter)

Delaware	8090	88-0464853
(State or other jurisdiction of	(Primary Standard	(I.R.S. Employer Identification
incorporation or organization)	Industrial Classification	Number)
	Code Number)
Hythiam, Inc.
11150 Santa Monica Boulevard, Suite 1500
Los Angeles, California 90025
(310) 444-4300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
John C. Kirkland, Esq.
Dreier Stein & Kahan LLP
The Water Garden
1620 26th Street, 6th Floor, North Tower
Santa Monica, California 90404
(424) 202-6050
(Address, including zip code, and telephone number, including area code, of agent for service)
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount	Proposed Maximum	Amount of
Securities to be Registered	to be Registered(1)	Aggregate Offering Price (2)	Registration Fee
Common Stock, $0.0001 par value	215,053	$1,909,671	$205

(1)	This registration statement relates to the resale of shares of our common stock by the Selling Stockholder named herein. We will not receive any proceeds from such sales.

(2)	Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933. The aggregate offering price is based upon the $8.88 average of the high and low prices of the registrant’s common stock as reported on The Nasdaq Global Market on February 7, 2007.
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registrant Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed without notice. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities, in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	FEBRUARY 9, 2007
215,053 Shares
Common Stock
This prospectus relates to the offer for resale, from time to time, by the Selling Stockholder named in this prospectus of up to 215,053 shares of our common stock.
You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.
The prices at which the Selling Stockholder may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.
Our common stock is traded on The NASDAQ Global Market under the symbol “HYTM.” On February 7, 2007, the last reported sale price of our common stock as reported on NASDAQ was $8.87 per share.
Investing in our common stock involves a high degree of risk. Before buying any securities, you should read the discussion of material risks of investing in our securities in “Risk factors” beginning on page 2 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.
The date of this prospectus is __________, 2007

Hythiam® and PROMETA® are trademarks of Hythiam, Inc. This prospectus also contains trademarks of other companies.
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Prospectus summary
This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus and may not contain all of the information that is important to you. This prospectus includes information about the securities we are offering as well as information regarding our business and detailed financial data. You should read this prospectus in its entirety, including the information incorporated by reference in this prospectus, before making an investment decision.
Our business
We are a healthcare services management company focused on delivering solutions for those suffering from alcoholism and other substance dependencies. Integrating both medical and psychosocial treatment modalities, we provide comprehensive behavioral health management services to health plans, employers, criminal justice, and government agencies. With a focus on using the latest medical and health technology towards improved outcomes and out-patient treatment, we manage all behavioral health disorders. We also research, develop, license and commercialize innovative physiological, nutritional, and behavioral treatment protocols. We currently offer initial disease management offerings for substance dependence built around our proprietary PROMETA® treatment protocols for alcoholism and dependence to stimulants. Our PROMETA treatment protocols, which integrate behavioral, nutritional, and medical components, are also available through other licensed treatment providers.
Our PROMETA treatment protocols are designed for use by healthcare providers seeking to treat individuals diagnosed with dependencies to alcohol, cocaine or methamphetamine, as well as combinations of these drugs. The PROMETA treatment protocols comprise nutritional supplements, FDA-approved oral and IV medications used off-label and separately administered in a unique dosing algorithm, as well as psychosocial or other recovery-oriented therapy chosen by the patient and his or her treatment provider. As a result, PROMETA represents an innovative approach to managing alcohol, cocaine, or methamphetamine dependence that is designed to address physiological, nutritional and psychosocial aspects of the disease, and is thereby intended to offer patients an opportunity to achieve sustained recovery.
Effective January 12, 2007, the date that we acquired a controlling interest in Comprehensive Care Corporation (“CompCare”) through the acquisition of Woodcliff Healthcare Investment Partners, LLP (“Woodcliff”), as more fully discussed in our current report on Form 8-K filed January 18, 2006, our consolidated financial statements also include the business and operations of CompCare.
On January 26, 2007, we entered into an Agreement and Plan of Merger with CompCare, containing customary terms and conditions including representations, warranties and indemnities, pursuant to which our newly-formed wholly-owned subsidiary will be merged with and into CompCare, with CompCare surviving after the merger as our wholly-owned subsidiary.
CompCare’s business
CompCare, primarily through its wholly-owned subsidiary, Comprehensive Behavioral Care, Inc., provides managed care services in the behavioral health and psychiatric fields, which is its only operating segment. CompCare manages the delivery of a continuum of psychiatric and substance abuse services to commercial, Medicare and Medicaid members on behalf of employers, health plans, government organizations, third-party claims administrators, and commercial and other group purchasers of behavioral healthcare services. The customer base for CompCare’s services includes both private and governmental entities. CompCare’s services are provided primarily by unrelated vendors on a subcontract basis.
CompCare is currently a licensee of our PROMETA protocols to treat patients managed by CompCare. We believe the merger of our companies will create synergies and efficiencies allowing us to more effectively and efficiently facilitate adoption and use of our protocols among treatment populations.
Our corporate information
We are incorporated in Delaware. Our principal executive offices are located at 11150 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025, and our telephone number is (310) 444-4300. We maintain an Internet website at http://www.hythiam.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.
About this prospectus
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (SEC) utilizing a shelf registration process. Under this process, the Selling Stockholder named below may from time to time, in one or more offerings, sell shares of our common stock.
We have not authorized any other person to provide you with information different than what is contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where such an offer is prohibited. You should not assume that the information contained in this prospectus or any related prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the related prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. We undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or for any other reason.
Summary of offering

Common stock offered by Selling Stockholder	215,053 shares
Common stock issued and outstanding as of February 7, 2007	44,179,099
Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.
NASDAQ symbol	HYTM

Risk factors
Investing in our common stock involves a high degree of risk. In addition to the other information included and incorporated by reference in this prospectus, you should carefully consider the risks described below before purchasing our common stock. If any of the following risks actually occurs, our business, results of operations and financial condition will likely suffer. As a result, the trading price of our common stock may decline, and you might lose part or all of your investment.
Risks related to our business
We have a limited operating history, and expect to continue to incur operating losses, making it difficult to evaluate our future prospects
We have been unprofitable since our inception and may incur substantial additional operating losses for at least the next twelve months as we incur expenditures on research and development, continue to implement commercial operations and allocate significant and increasing resources to sales, marketing and other activities. Accordingly, our activities to date are not as broad in depth or scope as the activities we may undertake in the future, and our historical operations and financial information are not necessarily indicative of our future operating results or financial condition or ability to operate profitably as a commercial enterprise.
We may fail to successfully manage and maintain the growth of our business, which could adversely affect our results of operations
As we continue expanding our operations, sales and marketing activities, this expansion could put significant strain on our management, operational and financial resources. To manage future growth, we will need to continue to hire, train and manage additional employees, particularly a specially-trained sales force to market our protocols. Concurrent with expanding our operational and marketing activities, we will also be increasing our research and development activities, including the development of protocols for other types of addictions, with the expectation of ultimately commercializing those products.
We have maintained a small financial and accounting staff, and our reporting obligations as a public company, as well as our need to comply with the requirements of the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC and The Nasdaq Global Market, will continue to place significant demands on our financial and accounting staff, on our financial, accounting and information systems and on our internal controls. As we grow, we will need to add additional accounting staff and continue to improve our financial, accounting and information systems and internal controls in order to fulfill our reporting responsibilities and to support expected growth in our business. Our current and planned personnel, systems, procedures and controls may not be adequate to support our anticipated growth or management may not be able to effectively hire, train, retain, motivate and manage required personnel. Our failure to manage growth effectively could limit our ability to achieve our marketing and commercialization goals or to satisfy our reporting and other obligations as a public company.
Our treatment protocols may not be as effective as we believe them to be, which could limit or prevent us from maintaining revenues
Our belief in the efficacy of our treatment protocols is based on a limited number of unpublished studies, primarily in Spain, and our limited initial experience with a small number of patients in the United States. Such results may not be statistically significant, have not been subjected to close scientific scrutiny, and may not be indicative of the long-term future performance and safety of our protocols. Controlled scientific studies, including those that have been announced and planned for the future, may yield results that are unfavorable or demonstrate that our protocols are not clinically effective or safe. While we have not experienced such problems to date, if the initially indicated results cannot be successfully replicated or maintained over time, utilization of our protocols could decline substantially.
Our marketing efforts may not result in acceptance of our protocols in the marketplace, which could adversely affect our revenues and earnings
While we have been able to generate initial interest in our protocols among a limited number of healthcare providers, there can be no assurance that our efforts or the efforts of others will be successful in fostering acceptance of our protocols in the target markets. If our marketing and promotional efforts are not as successful as we expect them to be, the likelihood of expending all of our funds prior to reaching a level of profitability will be increased.

Marketplace acceptance of our protocols may largely depend upon healthcare providers’ interpretation of our limited data, the results of pending studies, or upon reviews and reports that may be given by independent researchers. We have awarded and are in the process of awarding additional unrestricted grants to academic and affiliated research institutions and other research organizations interested in conducting research studies of our PROMETA protocols. In the event such research does not give our treatment technology high approval ratings, it is unlikely we will be able to achieve significant market acceptance.
Our industry is highly competitive, and we may not be able to compete successfully
The healthcare business in general, and the substance dependence treatment business in particular, are highly competitive. Hospitals and healthcare providers that treat substance dependence are highly competitive, and we must convince them that they will benefit by use of our protocols. We will compete with many types of substance dependence treatment methods, treatment facilities and other service providers, many of whom are more established and better funded than we are. Many of these other treatment methods—most of which involve only a single drug—and facilities are well established in the same markets we will target, have substantial sales volume, and are provided and marketed by companies with much greater financial resources, facilities, organization, reputation and experience than we have.
There are a number of companies developing or marketing medications for reducing craving in the treatment of alcoholism. These include:
•	The addiction medication naltrexone, an opiate receptor antagonist, is marketed by a number of generic pharmaceutical companies as well as under the trade name ReVia®, for treatment of alcohol dependence. However, naltrexone must be administered on a chronic or continuing basis and is associated with relatively high rates of side effects, including nausea. U.S. sales are estimated to be just under $25 million per year for this treatment.

•	Alkermes received FDA approval in April 2006 for a long-acting injectable form of naltrexone, VIVITROL™, intended to be administered by a physician via monthly injections. The company reported results from a phase III clinical study indicating that in the overall study population, patients treated with VIVITROL 380 mg experienced approximately a 25% reduction in the rate of heavy drinking relative to placebo. Alkermes, in partnership with Cephalon, made VIVITROL commercially available in the U.S. in June 2006.

•	Forest Laboratories holds the license in the U.S. to market Campral® Delayed-Release Tablets (acamprosate calcium), approved by the FDA in 2004. Acamprosate is an NMDA receptor antagonist. The product must be taken two to three times per day on a chronic or long-term basis. Clinical studies supported the effectiveness in the maintenance of abstinence for alcohol-dependent patients who had undergone inpatient detoxification and were already abstinent from alcohol, but the product was not effective for patients who had not undergone detoxification and who were not abstinent prior to treatment.
We see these products as being potentially useful during the continuing care phase of treatment following treatment using the PROMETA protocols, but not being directly competitive. To the best of our knowledge, there are no treatment protocols or medications approved, marketed or in development within the U.S. that reduce the cravings for cocaine, methamphetamine or other addictive prescription psychostimulants. However, our competitors may develop and introduce new processes and products that are equal or superior to our protocols in treating substance dependencies. Accordingly, we may be adversely affected by any new processes and technology developed by our competitors.
There are approximately 13,000 facilities reporting to the Substance Abuse and Mental Health Services Administration that provide substance abuse treatment on an inpatient or outpatient basis. Well known examples of residential treatment programs include the Betty Ford Center, Caron Foundation, Hazelden and Sierra Tucson. In addition, individual physicians may provide substance dependence treatment in the course of their practices. There are several points of resistance to penetrating the substance dependence treatment market. First, there is the historical focus on the use of psychological or behavioral therapies as opposed to medical or physiological treatments for substance dependence. Healthcare providers and potential patients may be resistant to the transition of treating substance dependence as a disease rather than as a behavioral aberration. Second, healthcare providers may be reluctant to use our protocols due to the absence of published clinical studies supporting their efficacy. Research studies of the PROMETA protocols may not lead to acceptable results or the results may not be published. If we are unable to penetrate these substantial barriers to entry we may not be able to successfully implement our business plan.

We depend on key personnel, the loss of which could impact the ability to manage our business
Our future success depends on the performance of our senior management and our key professional personnel. It therefore depends to a significant extent on retaining the services of our key executive officers, in particular our Chairman and Chief Executive Officer, Terren S. Peizer, our Senior Executive Vice Presidents, Richard Anderson, Christopher S. Hassan and Anthony M. LaMacchia, and our Chief Financial Officer, Chuck Timpe. Each of these key executives is party to an employment agreement which, subject to termination for cause or good reason, has a remaining term of nine months to four years. While we believe our relationships with our executives are good and do not anticipate any of them leaving in the near future, the loss of the services of Mr. Peizer or any other key member of management could have a material adverse effect on our ability to manage our business. While we have not experienced any problems in attracting and retaining desirable employees, our success is dependent upon our ability to continue to attract and retain qualified management, professional, administrative and sales personnel to support our future growth.
We are subject to personal injury claims, which could result in substantial liabilities that may exceed our insurance coverage
All significant medical treatments and procedures, including treatment utilizing our protocols, involve the risk of serious injury or death. Even under proper medical supervision, withdrawal from alcohol may cause severe physical reactions. While we do not treat patients or determine whether treatment using our protocols is appropriate for any particular patient, and have not been the subject of any personal injury claims for patients treated by providers using our protocols, our business entails an inherent risk of claims for personal injuries, which are subject to the attendant risk of substantial damage awards. We cannot control whether individual physicians will properly select patients, apply the appropriate standard of care, or conform to our protocols in determining how to treat their patients. A significant source of potential liability is negligence or alleged negligence by physicians treating patients using our protocols. While our agreements typically require them to indemnify us for their negligence, there can be no assurance they will be willing and financially able to do so if claims are made. In addition, our license agreements require us to indemnify physicians, hospitals or their affiliates for losses resulting from our negligence. There can be no assurance that a future claim or claims will not be successful or, including the cost of legal defense, will not exceed the limits of available insurance coverage.
We currently have insurance coverage for up to $5 million per year for personal injury claims. We may not be able to maintain adequate liability insurance, in accordance with standard industry practice, with appropriate coverage based on the nature and risks of our business, at acceptable costs and on favorable terms. Insurance carriers are often reluctant to provide liability insurance for new healthcare services companies and products due to the limited claims history for such companies and products. In addition, based on current insurance markets, we expect that liability insurance will be more difficult to obtain and that premiums will increase over time and as the volume of patients treated with our protocols increases. In the event of litigation, regardless of its merit or eventual outcome, or an award against us during a time when we have no available insurance or insufficient insurance, we may sustain significant losses of our operating capital which may substantially impair or destroy the investments of stockholders.
If government and third-party payors fail to provide coverage and adequate payment rates for treatment using our protocols, our revenue and prospects for profitability will be harmed
Our future revenue growth will depend in part upon the availability of reimbursement from third-party payors for treatment providers using our protocols. Such third-party payors include government health programs such as Medicare and Medicaid, managed care providers, private health insurers and other organizations. These third-party payors are increasingly attempting to contain healthcare costs by demanding price discounts or rebates and limiting both coverage on which procedures they will pay for and the amounts that they will pay for new procedures. As a result, they may not cover or provide adequate payment for treatment using our protocols. We might need to conduct studies in order to demonstrate the cost-effectiveness of treatment using our protocols to such payors’ satisfaction. Such studies might require us to commit a significant amount of management time and financial and other resources. Adequate third-party reimbursement might not be available to enable us to realize an appropriate return on investment in research and product development, and the lack of such reimbursement could have a material adverse effect on our operations and could adversely affect our revenues and earnings.

Our planned international operations may be subject to foreign regulation, and the success of our foreign operations will depend on many factors.
While we will establish policies and procedures that we believe will be sufficient to ensure that we operate in substantial compliance with applicable foreign laws, regulations and requirements, the criteria are often vague and subject to change and interpretation. Our international operations may become the subject of foreign regulatory, civil, criminal or other investigations or proceedings, and our interpretations of applicable laws and regulations may be challenged. The defense of any such challenge could result in substantial cost and a diversion of management’s time and attention. Thus, any such challenge could have a material adverse effect on our international business and our plan to expand our international operations, regardless of whether it ultimately is successful. If we fail to comply with any applicable international laws, or a determination is made that we have failed to comply with these laws, our financial condition and results of operations, including our domestic operations, could be adversely affected.
In addition private pay healthcare system in Europe is not as developed as in the US and as a result it may be more difficult to convince patients in these countries to pay or to pay substantial amounts for treatment. We will be reliant on relationships that we establish with local companies, thought leaders and governments. There can be no assurance we will be able to establish these relationships, maintain them or that the partners will retain their influence in the market. It may take longer than we expect to commence operations or to operate our business at profitable levels as we do not have the established relationships and knowledge of the regulations and business practices in the markets we are entering.
Risks related to the CompCare merger
The merger may never be consummated
Two stockholder class action complaints have been filed in Delaware Court of Chancery against us, CompCare, its officers and directors, to enjoin the proposed merger on the grounds it is unfair and the directors of CompCare breached their fiduciary duties to CompCare’s minority stockholders in agreeing to it. If the plaintiffs were able to obtain an injunction from the court, we may be temporarily or permanently enjoined from consummating the merger.
The merger agreement provides that the parties may terminate this agreement by mutual written consent at any time prior to consummation of the merger, whether before or after stockholder approval. If we determine that litigation may be too costly or time consuming, or we do not desire to proceed with the merger in light of the potential risks and uncertainties of litigation, the parties may jointly elect not to proceed with the merger. If that happens, CompCare may continue as our majority-owned, controlled subsidiary for the foreseeable future.
Future purchases or sales by third parties based on speculation, new reports or future public filings relating to the merger, the related shareholder litigation, or our response, may cause the price of CompCare common stock to fluctuate significantly. In addition, we may decide at any time to sell all or a significant portion of the shares of our preferred or common stock, which may affect shareholder approval for the transaction, and could cause the price of CompCare common stock to fall dramatically.

We may not realize the expected benefits of the CompCare merger, and may not successfully integrate CompCare’s business with our own
We do not know whether we will be successful in consummating the merger and cannot assure you that we will realize the expected benefits of the merger. Achieving the benefits of the merger will depend in part on the successful integration of CompCare’s operations and personnel in a timely and efficient manner. The integration process requires coordination of personnel, and involves the integration of systems, applications, policies, procedures, business processes and operations. This, too, will be difficult, unpredictable, and subject to delay because of possible cultural conflicts and different opinions on technical decisions and business strategy. If we cannot successfully integrate our operations and personnel, we will not realize the expected benefits of the merger.
If we fail to retain key employees, the benefits of the merger could be diminished
The successful acquisition of CompCare will depend in part on the retention of key personnel. There can be no assurance that we will be able to retain CompCare’s key management, technical, sales and customer support personnel. If we fail to retain such key employees, we may not realize the anticipated benefits of the merger.
The merger may divert management’s attention away from our core business
Successful integration of CompCare’s operations, services and personnel may place a significant burden on our management and our internal resources. The diversion of management attention and any difficulties encountered in the transition and integration process could harm our business, financial condition and operating results.
Because CompCare stockholders will receive a fixed number of shares of our common stock in the merger, rather than a fixed value, if the market price of our common stock increases, CompCare stockholders will receive consideration in the merger of greater value
Upon the consummation of the merger, each 12.0 shares of CompCare common stock will be converted into the right to receive 1.0 share of our common stock. Since the exchange ratio is fixed, the number of shares that CompCare stockholders will receive in the merger will not change, even if the market price of our common stock changes. In recent years, the securities of technology companies in general, and our common stock in particular, have experienced significant price and volume fluctuations. These market fluctuations may beneficially or adversely affect the market price of our common stock. The market price of our common stock upon and after the consummation of the merger could be higher or lower than the market price on the date of the merger or the current market price.

Risks related to CompCare’s business
CompCare may not be able to accurately predict utilization of its full-risk contracts resulting in contracts priced at levels insufficient to ensure profitability
Managed care operations are at risk for costs incurred to provide agreed upon levels of service. Failure to anticipate or control costs could have material, adverse effects on CompCare. Providing services on a full-risk capitation basis exposes CompCare to the additional risk that contracts negotiated and entered into may ultimately be unprofitable if utilization levels require it to provide services at capitation rates which do not account for or factor in such utilization levels. Failure to achieve anticipated costs reductions in populations brought under management would have an adverse effect on our financial results.
CompCare’s existing and potential managed care clients operate in a highly competitive environment and may be subject to a higher rate of merger, acquisition and regulation than in other industries
CompCare typically contracts with small to medium sized HMOs which may be adversely affected by the continuing efforts of governmental and third party payers to contain or reduce the costs of healthcare through various means. Its clients may also determine to manage the behavioral healthcare benefits “in house” and, as a result, discontinue contracting with CompCare. Additionally, its clients may be acquired by larger HMOs, in which case there can be no assurance that the acquiring company would renew its contract.
Many managed care companies, including eight of CompCare’s existing clients, provide services to groups covered by Medicaid and/or Children’s Health Insurance Program (CHIP) plans. Such state controlled programs are susceptible to annual changes in reimbursement rates and eligibility requirements that could ultimately affect companies such as CompCare
As of May 31, 2006, CompCare managed approximately 517,000 lives in connection with behavioral and substance abuse services covered through CHIP and Medicaid programs in Texas and Medicaid in Florida and Michigan. Of the 517,000 covered lives, 127,000 are related to contracts terminating May 31, 2006. Any changes in CHIP or Medicaid reimbursement could ultimately affect CompCare through contract bidding and cost structures with the health plans first impacted by such changes. Benefits available to Texas CHIP recipients were significantly reduced for the five-month period from September 1, 2003 to January 31, 2004 as a result of legislative bills passed by the Texas State legislature. Although subsequent legislation restored the majority of benefits available to CHIP recipients effective February 1, 2004, the temporary reduction in revenues had a negative impact on CompCare’s results of operations for the fiscal year ended May 31, 2004. Such changes, if implemented in the future, could have a material, adverse impact on its operations. Additionally, CompCare cannot predict which states in which it operates may pass legislation that would reduce its revenue through changes in the reimbursement rates or in the number of eligible participants. In either case, CompCare may be unable to reduce its costs to a level that would allow it to maintain current gross margins specific to its Medicaid and CHIP programs.
Because providers are responsible for claims submission, the timing of which is uncertain, CompCare must estimate the amount of claims incurred but not reported
CompCare’s costs of care include estimated amounts for claims incurred but not reported (IBNR). The IBNR is estimated using an actuarial paid completion factor methodology and other statistical analyses that it continually reviews and adjusts, if necessary, to reflect any change in the estimated liability. These estimates are subject to the effects of trends in utilization and other factors. CompCare’s estimates of IBNR may be inadequate in the future, which would negatively affect results of operations. Although considerable variability is inherent in such estimates, CompCare believes that its unpaid claims liability is adequate. However, actual results may differ materially from the estimated amounts reported.
As a result of CompCare’s dependence on a limited number of customers, the loss of any one of these customers, or a reduction in business from any one of them, could have a material, adverse effect on its working capital and future results of operations
CompCare currently has contracts with eight health plans to provide behavioral healthcare services under commercial, Medicare, Medicaid, and CHIP plans. These combined contracts represent approximately 87.0% and 78.3% of its operating revenue for the fiscal years ended May 31, 2006 and May 31, 2005, respectively, one of which represented more than 20% of its operating revenues during its fiscal year ended May 31, 2006. The terms of each contract are generally for one-year periods and are automatically renewable for additional one-year periods unless terminated by either party. The loss of one or more of these clients, without replacement by new business, would negatively affect the financial condition of CompCare.

The industry is subject to extensive state and federal regulations, as well as diverse licensure requirements varying by state. Changes in regulations could affect the profitability of CompCare’s contracts or its ability to retain clients or to gain new customers
CompCare holds licenses or certificates to perform utilization review and third party administrator (TPA) services in certain states. There can be no assurance that additional utilization review or TPA licenses will not be required or, if required, that CompCare will qualify to obtain such licenses. In many states, entities that assume risk under contract with licensed insurance companies or health plans have not been considered by state regulators to be conducting an insurance or HMO business. As a result, CompCare has not sought licensure as either an insurer or HMO in any state. If the regulatory positions of these states were to change, its business could be materially affected until such time as it is able to meet the regulatory requirements, if at all. Additionally, some states may determine to contract directly with companies such as CompCare for managed behavioral healthcare services in which case they may also require it to maintain financial reserves or net worth requirements that it may not be able to meet. Currently, CompCare cannot quantify the potential effects of additional regulation of the managed care industry, but such costs will have an adverse effect on future operations to the extent that they are not able to be recouped in future managed care contracts.
CompCare is subject to the requirements of HIPAA. The purpose of the HIPAA is to improve the efficiency and effectiveness of the healthcare system through standardization of the electronic data interchange of certain administrative and financial transactions and to protect the security and privacy of protected health information. While CompCare expects to meet all compliance rules and timetables with respect to the HIPAA regulations, failure to do so may result in penalties and have a material adverse effect on CompCare’s ability to retain its customers or to gain new business.
CompCare has noted an annual seasonality in the usage of its provider network. Its financial results may suffer to the extent it cannot adequately manage periods of increased utilization
Historically CompCare has generally experienced increased utilization during its fourth fiscal quarter, which comprises the months of March, April and May. Such a variation in utilization impacts its costs of care during these months, generally having a negative impact on its gross margins and operating profits during the fourth quarter.
CompCare may be unable to sell the eye care memberships in which case its financial results will suffer to the extent it has revenue from such memberships that is less than the cost it paid to acquire them
CompCare is actively marketing the eye care memberships it acquired in November 2004, but its efforts have not yet been successful. At May 31, 2006 CompCare reduced the carrying value of these memberships in its financial records by one-half, or $62,500, to reflect the lack of sales. If its marketing plan is not successful with respect to selling these memberships, it may have to write off the remaining value. There can be no assurance CompCare will sell a quantity of memberships at prices that will allow it to recover the $125,000 cost.
Risks related to our intellectual property
We may not be able to adequately protect the proprietary treatment protocols which are the core of our business
We consider the protection of our proprietary treatment protocols to be critical to our business prospects.
We obtained the rights to some of our most significant patent-pending technologies through a license agreement which is subject to a number of conditions and restrictions, and a breach or termination of that agreement could significantly impact our ability to use and develop our technologies. We currently have no issued U.S. patents covering our PROMETA protocols. In addition, the patent applications we have filed and licensed may not issue as patents, and any issued patents may be too narrow in scope to provide us with a competitive advantage. Our patent position is uncertain and includes complex factual and legal issues, including the existence of prior art that may preclude or limit the scope of patent protection. Other inventors may have filed earlier patent applications of which we are unaware and which may prevent our applications from being granted. Patent examiners and third parties may object to the validity or scope of some or all of our claims. Any of the patents that may be issued to us will expire twenty years after they were first filed.
Competitors or others may institute challenges against the validity or enforceability of any patent owned by us, and if successful our patents may be denied, rendered unenforceable, or invalidated. The cost of litigation to uphold the validity of patents, and to protect and prevent infringement of patents can be substantial. Maintaining, prosecuting, and enforcing a patent portfolio might require funds that may not be available.
We may not be able to adequately protect the aspects of our treatment protocols that are not subject to patent protection, or are subject to only limited patent protection. Furthermore, competitors and others may independently develop similar or more advanced treatment protocols and technologies, may design around aspects of our technology, or may discover or duplicate our trade secrets and proprietary methods.
To the extent we utilize processes and technology that constitute trade secrets under applicable laws, we must implement appropriate levels of security for those trade secrets to secure the protection of such laws, which we may not do effectively. For some of our proprietary rights, we may need to secure assignments of rights from independent contractors and third parties to perfect our rights, and if we fail to do so they may retain ownership rights in the intellectual property upon which our business is based. Policing compliance with our confidentiality agreements and unauthorized use of our technology is difficult, and we may be unable to determine whether piracy of our technology has occurred. In addition, the laws of many foreign countries do not protect proprietary rights as fully as the laws of the United States.
While we have not had any significant issues to date, the loss of any of our trade secrets or proprietary rights which may be protected under the foregoing intellectual property safeguards may result in the loss of our competitive advantage over present and potential competitors.
Confidentiality agreements with employees, licensees and others may not adequately prevent disclosure of trade secrets and other proprietary information
In order to protect our proprietary technology and processes, we rely in part on confidentiality provisions in our agreements with employees, licensees, treating physicians and others. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. To date we have had one instance, in February 2004, in which it was necessary to send a formal demand to cease and desist using our protocols to treat patients to a consultant who had signed a confidentiality agreement. He subsequently complied with the demand and signed an innovation, proprietary information and confidentiality agreement, and an intellectual property assignment agreement.
We may not be able to adequately protect our other intellectual property rights, which could limit our ability to compete
While we believe we have proprietary ownership, assigned or licensed rights in intellectual property which is capable of protection under federal trademark, copyright and/or patent laws, and under state laws regarding trade secrets, we may not have taken, or in the future may not take, appropriate legal measures, and may not be able to adequately secure the necessary protections for our intellectual property. We currently have no issued U.S. patents protecting our PROMETA protocols, and have not yet registered all of our trademarks or copyrights and, until we do so, we must rely on various state and common law rights for enforcement of the rights to exclusive use of our trade secrets, trademark and copyrights.
Although Hythiam ® and PROMETA® are registered trademarks, our trademark applications for other trademarks are pending before the U.S. Patent and Trademark Office, and we have not yet been granted registration for these marks. If our trademark registrations are objected to or denied that may impact our ability to use and protect our brand names and company and product identity.
Although we have applied for trademarks for some of our brand names, and patents on some of our technology, in the future we may decide not to secure federal protection of certain copyrights, trademarks or patents to which we may be entitled. Failure to do so, in the case of copyrights and trademarks, may reduce our access to the courts, and to certain remedies of statutory damages and attorneys’ fees, to which we may be entitled in the event of a violation of our proprietary and intellectual rights by third parties. Similarly, the failure to seek issuance of any patents to which we may be entitled may result in loss of patent protection should a third party copy the patentable technology. The loss of any proprietary rights which are protectable under any of the foregoing intellectual property safeguards may result in the loss of a competitive advantage over present or potential competitors, with a resulting decrease in revenues and profitability for us. There is no guarantee that such a loss of competitive advantage could be remedied or overcome by us at a price which we would be willing or able to pay, which could have a material adverse effect on our operations and could adversely affect our revenues and earnings.
We may be subject to claims that we infringe the intellectual property rights of others, and unfavorable outcomes could harm our business
Our future operations may be subject to claims, and potential litigation, arising from our alleged infringement of patents, trade secrets or copyrights owned by other third parties. We intend to fully comply with the law in avoiding such infringements. However, within the healthcare, drug and bio-technology industry, established companies have actively pursued such infringements, and have initiated such claims and litigation, which has made the entry of competitive products more difficult. We may experience such claims or litigation initiated by existing, better-funded competitors. Court-ordered injunctions may prevent us from bringing new products to market, and the outcome of litigation and any resulting loss of revenues and expenses of litigation may substantially affect our ability to meet our expenses and continue operations.
Risks related to our industry
The healthcare industry in which we operate is subject to substantial regulation by state and federal authorities, which could hinder, delay or prevent us from commercializing our protocols
The healthcare industry is highly regulated and continues to undergo significant changes as third-party payors, such as Medicare and Medicaid, traditional indemnity insurers, managed care organizations and other private payors increase efforts to control cost, utilization and delivery of healthcare services. Although our licensees do not currently bill or seek reimbursement from Medicare, Medicaid or other governmental organizations for the treatment of patients using the PROMETA protocols, we are nevertheless subject to the overall effect of the changes created by increased cost control and financial pressures on the industry.
Healthcare companies are subject to extensive and complex federal, state and local laws, regulations and judicial decisions governing various matters such as the licensing and certification of facilities and personnel, the conduct of operations, billing policies and practices, policies and practices with regard to patient privacy and confidentiality, and prohibitions on payments for the referral of business and self-referrals. There are federal and state laws, regulations and judicial decisions that govern patient referrals, physician financial relationships, submission of healthcare claims and inducement to beneficiaries of federal healthcare programs. Many states prohibit business corporations from practicing medicine, employing or maintaining control over physicians who practice medicine, or engaging in certain business practices, such as splitting fees with healthcare providers. Many healthcare laws and regulations applicable to our business are complex, applied broadly and subject to interpretation by courts and government agencies. Our failure, or the failure of our licensees, to comply with these healthcare laws and regulations could create liability for us and negatively impact our business.
In addition, the Food and Drug Administration (FDA), regulates development, testing, labeling, manufacturing, marketing, promotion, distribution, record-keeping and reporting requirements for prescription drugs, medical devices and biologics. Other regulatory requirements apply to dietary supplements (including vitamins). Compliance with laws and regulations enforced by the FDA and other regulatory agencies may be required relative to our protocols or any other medical products or services developed or used by us. Failure to comply with applicable laws and regulations may result in various adverse consequences, including withdrawal of our protocols from the market, the imposition of civil or criminal sanctions, or the required modification or redesign of our protocols. We may not have the financial resources to modify our protocols or implement new techniques. Accordingly, our ability to market our protocols in compliance with applicable laws and regulations may be a threshold test for our survival.
We believe that this industry will continue to be subject to increasing regulation, political and legal action and pricing pressures, the scope and effect of which we cannot predict. Legislation is continuously being proposed, enacted and interpreted at the federal, state and local levels to regulate healthcare delivery and relationships between and among participants in the healthcare industry. Any such changes could prevent us from marketing some or all of our products and services for a period of time or permanently.
We may be subject to regulatory and investigative proceedings, which may find that our policies and procedures do not fully comply with complex and changing healthcare regulations
While we have established policies and procedures that we believe will be sufficient to ensure that we operate in substantial compliance with applicable laws, regulations and requirements, the criteria are often vague and subject to change and interpretation. We may become the subject of regulatory or other investigations or proceedings, and our interpretations of applicable laws and regulations may be challenged. The defense of any such challenge could result in substantial cost and a diversion of management’s time and attention. Thus, any such challenge could have a material adverse effect on our business, regardless of whether it ultimately is successful. If we fail to comply with any applicable laws, or a determination is made that we have failed to comply with these laws, our financial condition and results of operations could be adversely affected.
The promotion of our protocols may be found to violate federal law concerning “off-label” uses of prescription drugs, which could prevent us from marketing our protocols
The Food Drug & Cosmetic (FDC) Act, requires that prescription drugs be approved for a specific medical indication by the FDA prior to their marketing in interstate commerce. In addition, promotion of dietary supplements for uses beyond those permitted by law may be treated as the unlawful promotion of drugs absent FDA approval. Violations of the FDC Act may result in either civil (seizure or injunction) or criminal penalties. Our procedural medical protocols call for the use of prescription drugs for the treatment of chemical dependence and drug addiction, conditions not approved for use in the drugs’ official labeling, and physicians prescribe and use these drugs when treating patients using our protocols. In addition, our protocols include the use of nutritional supplements. While the FDA generally does not regulate licensed physicians who prescribe approved drugs for non-approved or “off-label” uses in the independent practice of medicine, our promotion of our protocols through advertising and other means may be found to violate FDA regulations or the FDC Act. The FDA has broad discretion in interpreting those regulations. If the FDA determines that our promotion of our medical treatment protocols violates the FDC Act or brings an enforcement action against us for violating the FDC Act or FDA regulations that is successful, our promotion of our protocols will have to stop and we may be unable to continue operating under our current business model. Even if we defeat any FDA challenge, the expenses associated with defending the claim or negative publicity concerning the off-label use of drugs in our protocols could adversely affect our business and results of operation.
Treatment using our protocols may be found to require review or approval, which could delay or prevent the study or use of our protocols
The FDA asserts jurisdiction over many clinical trials, or experiments, in which a drug is administered to human subjects. Hospitals and clinics have established Institutional Review Boards, or IRBs, to review and approve clinical trials using investigational treatments in their facilities. Certain investigations involving new drugs or off-label uses for approved drugs must be the subject of an FDA Investigational New Drug exemption (IND). Use of our treatment protocol by individual physicians in treating their patients may be found to constitute a clinical trial or investigation that requires IRB review or an IND. The FDA has broad authority in interpreting and applying its regulations, so it may find that use of our protocols by our licensees or collection of outcomes data on that use constitutes a clinical investigation subject to IRB and FDA jurisdiction and may take enforcement action against us. Individual hospitals and physicians may also submit their use of our protocols in treatment to their IRBs and individual IRBs may find that use to be a clinical trial that requires FDA approval or they may prohibit or place restrictions on that use. Any of these results may adversely affect our business and the ability of our customers to use our protocols.
Failure to comply with the Federal Trade Commission Act or similar state laws could result in sanctions or limit the claims we can make
Our promotional activities and materials, including advertising to consumers and physicians, and materials provided to licensees for their use in promoting our protocols, are regulated by the Federal Trade Commission (FTC) under the FTC Act, which prohibits unfair and deceptive acts and practices, including claims which are false, misleading or inadequately substantiated. The FTC typically requires competent and reliable scientific tests or studies to substantiate express or implied claims that a product or service is effective. If the FTC were to interpret our promotional materials as making express or implied claims that our protocols are effective for the treatment of alcohol, cocaine or methamphetamine addiction, it may find that we do not have adequate substantiation for such claims. Failure to comply with the FTC Act or similar laws enforced by state attorneys general and other state and local officials could result in administrative or judicial orders limiting or eliminating the claims we can make about our protocols, and other sanctions including fines.

Our business practices may be found to constitute illegal fee-splitting or corporate practice of medicine, which may lead to penalties and adversely affect our business
Many states, including California in which our principal executive offices are located, have laws that prohibit business corporations, such as us, from practicing medicine, exercising control over medical judgments or decisions of physicians, or engaging in certain arrangements, such as employment or fee-splitting, with physicians. Courts, regulatory authorities or other parties, including physicians, may assert that we are engaged in the unlawful corporate practice of medicine by providing administrative and ancillary services in connection with our protocols, or that licensing our technology for a portion of the patient fees, or subleasing space and providing turn-key business management to affiliated medical groups in exchange for management and licensing fees, constitute improper fee-splitting, in which case we could be subject to civil and criminal penalties, our contracts could be found legally invalid and unenforceable, in whole or in part, or we could be required to restructure our contractual arrangements. There can be no assurance that this will not occur or, if it does, that we would be able to restructure our contractual arrangements on favorable terms.
Our business practices may be found to violate anti-kickback, self-referral or false claims laws, which may lead to penalties and adversely affect our business
The healthcare industry is subject to extensive federal and state regulation with respect to financial relationships and “kickbacks” involving healthcare providers, physician self-referral arrangements, filing of false claims and other fraud and abuse issues. Federal anti-kickback laws and regulations prohibit certain offers, payments or receipts of remuneration in return for (i) referring patients covered by Medicare, Medicaid or other federal healthcare programs, or (ii) purchasing, leasing, ordering or arranging for or recommending any service, good, item or facility for which payment may be made by a federal health care program. In addition, federal physician self-referral legislation, commonly known as the Stark law, generally prohibits a physician from ordering certain services reimbursable by Medicare, Medicaid or other federal healthcare programs from any entity with which the physician has a financial relationship. While providers who license our protocols currently do not seek such third party reimbursement for treatment using our protocols, we anticipate they may do so in the future. In addition, many states have similar laws, some of which are not limited to services reimbursed by federal healthcare programs. Other federal and state laws govern the submission of claims for reimbursement, or false claims laws. One of the most prominent of these laws is the federal False Claims Act, and violations of other laws, such as the anti-kickback laws or the FDA prohibitions against promotion of off-label uses of drugs, may also be prosecuted as violations of the False Claims Act.
While we believe we have structured our relationships to comply with all applicable requirements, federal or state authorities may claim that our fee arrangements, agreements and relationships with contractors, hospitals and physicians violate these anti-kickback, self-referral or false claims laws and regulations. These laws are broadly worded and have been broadly interpreted by courts. It is often difficult to predict how these laws will be applied, and they potentially subject many typical business arrangements to government investigation and prosecution, which can be costly and time consuming. Violations of these laws are punishable by monetary fines, civil and criminal penalties, exclusion from participation in government-sponsored health care programs and forfeiture of amounts collected in violation of such laws. Some states also have similar anti-kickback and self-referral laws, imposing substantial penalties for violations. If our business practices are found to violate any of these provisions, we may be unable to continue with our relationships or implement our business plans, which would have an adverse effect on our business and results of operations.
We may be subject to healthcare anti-fraud initiatives, which may lead to penalties and adversely affect our business
State and federal governments are devoting increased attention and resources to anti-fraud initiatives against healthcare providers, taking an expansive definition of fraud that includes receiving fees in connection with a healthcare business that is found to violate any of the complex regulations described above. While to our knowledge we have not been the subject of any anti-fraud investigations, if such a claim were made defending our business practices could be time consuming and expensive, and an adverse finding could result in substantial penalties or require us to restructure our operations, which we may not be able to do successfully.
Our use and disclosure of patient information is subject to privacy and security regulations, which may result in increased costs
In conducting research or providing administrative services to healthcare providers in connection with the use of our protocols, we may collect, use, maintain and transmit patient information in ways that will be subject to many of the numerous state, federal and international laws and regulations governing the collection, dissemination, use and confidentiality of patient-identifiable health information, including the federal Health Insurance Portability and

Accountability Act (HIPAA) and related rules. The three rules that were promulgated pursuant to HIPAA that could most significantly affect our business are the Standards for Electronic Transactions, or Transactions Rule; the Standards for Privacy of Individually Identifiable Health Information, or Privacy Rule; and the Health Insurance Reform: Security Standards, or Security Rule. HIPAA applies to covered entities, which include most healthcare facilities and health plans that will contract for the use of our protocols and our services. The HIPAA rules require covered entities to bind contractors like us to compliance with certain burdensome HIPAA rule requirements. Other federal and state laws restricting the use and protecting the privacy of patient information also apply to our licensees directly and to us, either directly or indirectly.
The HIPAA Transactions Rule establishes format and data content standards for eight of the most common healthcare transactions. When we perform billing and collection services on behalf of our licensees we may be engaging in one of more of these standard transactions and will be required to conduct those transactions in compliance with the required standards. The HIPAA Privacy Rule restricts the use and disclosure of patient information, requires entities to safeguard that information and to provide certain rights to individuals with respect to that information. The HIPAA Security Rule establishes elaborate requirements for safeguarding patient information transmitted or stored electronically. We may be required to make costly system purchases and modifications to comply with the HIPAA rule requirements that are imposed on us and our failure to comply may result in liability and adversely affect our business.
Federal and state consumer protection laws are being applied increasingly by the FTC and state attorneys general to regulate the collection, use and disclosure of personal or patient information, through web sites or otherwise, and to regulate the presentation of web site content. Courts may also adopt the standards for fair information practices promulgated by the FTC, which concern consumer notice, choice, security and access.
Numerous other federal and state laws protect the confidentiality of personal and patient information. These laws in many cases are not preempted by the HIPAA rules and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and our licensees and potentially exposing us to additional expense, adverse publicity and liability. Other countries also have, or are developing, laws governing the collection, use and transmission of personal or patient information and these laws could create liability for us or increase our cost of doing business.
We may not be able to profitably adapt to the changing healthcare and substance dependence treatment industry, which may reduce or eliminate our commercial opportunity
Healthcare organizations, public and private, continue to change the manner in which they operate and pay for services. In recent years, the healthcare industry has been subject to increasing levels of government regulation of reimbursement rates and capital expenditures, among other things. We cannot predict the likelihood of all future changes in the healthcare industry in general, or the substance dependence treatment industry in particular, or what impact they may have on our earnings, financial condition or business.
Risks related to our common stock
The sale of our common stock may significantly impact the market price of our common stock
The sale of securities pursuant to this prospectus may significantly affect the market price of our common stock. In addition, future sales of substantial amounts of our common stock, or the expectation of such sales, including shares that we may issue upon exercise of outstanding options and warrants, could adversely affect the market price of our common stock. Further, if we raise additional funds through the issuance of common stock or securities convertible into or exercisable for common stock, the percentage ownership of our stockholders will be reduced and the price of our common stock may fall.
Our stock price may be subject to substantial volatility, and you may lose all or a substantial part of your investment.
Our common stock is traded on The Nasdaq Global Market. There is a limited public float, and trading volume historically has been limited and sporadic. Over 2006, our common stock traded between $4.77 and $9.35 per share on limited and sporadic volume ranging from approximately 18,000 to 3.7 million shares per day. As a result, the current price for our common stock on the Nasdaq is not necessarily a reliable indicator of our fair market value. The price at which our common stock will trade may be highly volatile and may fluctuate as a result of a number of factors, including, without limitation, the number of shares available for sale in the market, quarterly variations in our operating results and actual or anticipated announcements of new products or services by us or competitors, regulatory investigations or determinations, acquisitions or strategic alliances by us or our competitors, recruitment or departures of key personnel, the gain or loss of significant customers, changes in the estimates of our operating performance, market conditions in our industry and the economy as a whole.
We are controlled by a single principal stockholder who has the ability to determine or substantially influence the election of directors and the outcome of matters submitted to stockholders.
As of September 30, 2006, Reserva Capital, LLC, a limited liability company whose sole managing member is Terren S. Peizer, our chairman and chief executive officer, beneficially owned 13,700,000 shares, which represent approximately 31% of our 44,179,099 shares of outstanding common stock as of February 7, 2007. As a result, he presently and is expected to continue to have the ability to determine or significantly influence the election of our board of directors and the outcome of all other issues submitted to our stockholders. The interests of this stockholder may not always coincide with our interests or the interests of other stockholders, and it may act in a manner that advances its best interests and not necessarily those of other stockholders. One consequence to this substantial stockholder’s control is that it may be difficult for investors to remove management of the company. It could also deter unsolicited takeovers, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.
Provisions in our certificate of incorporation, bylaws and Delaware law could discourage a change in control, and adversely affect existing stockholders
Our certificate of incorporation and the Delaware General Corporation Law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of our company, even when these attempts may be in the best interests of stockholders. Our certificate of incorporation also authorizes our board of directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. Delaware law also imposes conditions on certain business combination transactions with “interested stockholders.”
These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.
We have never paid cash dividends and do not intend to do so
We have never declared or paid cash dividends on our common stock. We currently plan to retain any earnings to finance the growth of our business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our board of directors.
Special note regarding forward-looking statements
This prospectus, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements regarding the following:
•	the anticipated results of clinical studies on the efficacy of our protocols, and the publication of those results in medical journals

•	plans to have our protocols approved for reimbursement by third-party payors

•	plans to license our protocols to more hospitals and healthcare providers

•	marketing plans to raise awareness of our PROMETA protocols

•	anticipated trends and conditions in the industry in which we operate, including regulatory changes

•	our future operating results, capital needs, and ability to obtain financing.
Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section titled “Risk factors” in this prospectus. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC. See “Where you can find more information.”
Use of proceeds
All of our common stock being offered under this prospectus is being sold by or for the account of the Selling Stockholder. We will not receive any proceeds from the sale of our common stock by or for the account of the Selling Stockholder.
Selling Stockholder
The shares of common stock being offered by the Selling Stockholder were acquired in a private placement on January 12, 2007 at $9.30 per share in connection with our acquisition of the membership interests of Woodcliff Healthcare Investment Partners, LLC, as more fully discussed in our current report on Form 8-K filed January 18, 2007, which is incorporated herein by reference. We are registering the shares of common stock in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except as noted below, the Selling Stockholder has not had any position, office, or material relationship with us or any of our affiliates within the past three years.
The table below lists the Selling Stockholder and other information regarding the beneficial ownership of the shares of common stock by the Selling Stockholder. The second column lists the number of shares of common stock beneficially owned by the Selling Stockholder. The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholder. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus, and the fifth column lists the percentage of common stock owned by the Selling Stockholder after completion of the offering. The Selling Stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Maximum Number of
	Number of Shares	Shares to be Sold	Number of Shares	Percentage of
	Owned	Pursuant	Owned	Shares Owned After
Name of Selling Stockholder	Prior to Offering	to this Prospectus	After Offering	Offering
Nicholas Lewin (1)
535 Madison Ave., 35th Floor
New York, NY 10022	215,053	215,053	0	0

(1)	Mr. Lewin holds the shares of stock as the Sellers’ Representative as defined in the Limited Liability Company Membership Interest Purchase Agreement dated January 12, 2007, which is attached as Exhibit 10.2 to our current report on Form 8-K filed January 18, 2007. Each of the listed Sellers may be deemed to have beneficial ownership of the Shares as determined in accordance with the rules of the SEC.
Plan of distribution
The Selling Stockholder and any of his pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
The Selling Stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
In connection with sales of the Shares or otherwise, the Selling Stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The Selling Stockholder may also sell Shares short and deliver Shares covered by a prospectus filed as part of a Registration Statement to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholder may also loan or pledge Shares to broker-dealers that in turn may sell such Shares.
Broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.
The Selling Stockholder may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if he defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, amending the list of Selling Stockholder to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.
Upon the Company being notified in writing by Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.
The Selling Stockholder also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers. Selling Stockholder has represented and warranted to the Company that he acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.
The Company has advised Selling Stockholder that he may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholder will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholder in connection with resales of their respective shares under this Registration Statement.
The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
NASDAQ Global Market quotation
Our common stock is traded on The Nasdaq Global Market under the symbol “HYTM.”
Incorporation of certain information by reference
The following documents are specifically incorporated by reference into this prospectus:
(1)	Our annual report on Form 10-K for the year ended December 31, 2005;

(2)	Our Proxy Statement on Form DEF14A for our annual meeting of stockholders held on June 16, 2006;

(3)	Our quarterly report on Form 10-Q for the quarters ended March 31, June 30 and September 30 2006;

(4)	Our current reports on Form 8-K filed with the SEC on March 16, April 28, May 4, May 10, July 27, August 9, October 18, November 9, December 13 and December 19, 2006, January 18, January 19, January 25, January 29, and February 6, 2007;

(5)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above;

(6)	The Description of Capital Stock contained in our Registration Statement on Form S-1/ A filed with the SEC on June 23, 2004; and

(7)	All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering.
We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. We will provide this information upon written or oral request at no charge to the requester. The request for this information must be made to the following:

Investor Relations
Hythiam, Inc.
11150 Santa Monica Boulevard, Suite 1500
Los Angeles, California 90025
(310) 444-4300
Where you can find more information
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. We maintain a website at http://www.hythiam.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.
Legal matters
Various legal matters with respect to the validity of the securities offered by this prospectus will be passed upon for us by Dreier Stein & Kahan LLP, Santa Monica, California. Dreier Stein & Kahan LLP and its attorneys hold no shares of our common stock, but a partner with the firm holds a warrant to purchase up to 50,000 shares of our common stock.
Experts
The Company’s financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.
CompCare’s financial statements incorporated by reference in this Prospectus have been audited by Kirkland, Russ, Murphy & Tapp P.A., an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following table sets forth the various costs and expenses payable by the registrant in connection with the sale of the securities being registered. All such costs and expenses shall be borne by the undersigned Registrant. Except for the SEC registration fee, all the amounts shown are estimates.

SEC registration fee	$200
Legal fees and expenses	4,500
Accounting fees and expenses	10,000
Printing and related expenses	300
Miscellaneous

Total	$15,000

Item 15. Indemnification of Officers and Directors
Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Certificate of Incorporation and the Bylaws of the Registrant provide that the Registrant will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, each person who is or was a director, officer, employee or agent of the Registrant, or who serves or served any other enterprise or organization at the request of the Registrant. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.
The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the Registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements will also establish procedures that will apply if a claim for indemnification arises under the agreements.
The Registrant maintains a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under some circumstances.
Item 16. Exhibits

Exhibit No.	Description
3.1	Certificate of Incorporation of the Company(1)
3.2	Bylaws of the Company(1)
4.1	Specimen of Common Stock Certificate(2)
5.1	Opinion of Dreier Stein & Kahan LLP
23.1	Consent of Dreier Stein & Kahan LLP (included in Exhibit 5.1)
23.2	Consent of BDO Seidman, LLP
24.1	Power of Attorney (included in signature page hereof)

(1)	Previously filed exhibit of same number to the Current Report on Form 8-K filed with the SEC on September 30, 2003 and incorporated by reference herein.

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(2)	Previously filed exhibit of same number to the Annual Report of Form 10-K filed with the SEC on March 16, 2006 and incorporated by reference herein.
Item 17. Undertakings
     The undersigned registrant hereby undertakes:
      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 9th day of February 2007.

HYTHIAM, INC.

By:	/s/ Terren S. Peizer

Terren S. Peizer
Chief Executive Officer

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POWER OF ATTORNEY
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Terren S. Peizer and Chuck Timpe, or any one of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Terren S. Peizer Terren S. Peizer	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	February 9, 2007

/s/ Chuck Timpe Chuck Timpe	Chief Financial Officer (Principal Financial and Accounting Officer)	February 9, 2007

/s/ Richard A. Anderson Richard A. Anderson	Director and Senior Executive Vice President	February 9, 2007

/s/ Andrea Grubb Barthwell Andrea Grubb Barthwell	Director	February 9, 2007

/s/ Leslie F. Bell Leslie F. Bell	Director	February 9, 2007

/s/ Marc G. Cummins Marc G. Cummins	Director	February 9, 2007

/s/ Hervé de Kergrohen Hervé de Kergrohen	Director	February 9, 2007

/s/ Ivan M. Lieberburg Ivan M. Lieberburg	Director	February 9, 2007

/s/ Anthony M. LaMacchia Anthony M. LaMacchia	Director and Senior Executive Vice President	February 9, 2007

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